Exhibit 3.2

BYLAWS OF FIBROBIOLOGICS, INC.

ARTICLE I

OFFICES

Section 1.01 Registered Office. The registered office of Fibrobiologics, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF THE STOCKHOLDERS

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these Bylaws shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i) by the Board of Directors, the Chair of the Board (as defined in Section 3.17) or the Chief Executive Officer (as defined in Section 4.01); or

(ii) by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record who own, in the aggregate, at least 50% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(b) Notice. A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i) a brief description of each matter of business desired to be brought before the special meeting;

(ii) the reasons for conducting such business at the special meeting;

(iii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and

(iv) the information required in Section 2.12(b) of these Bylaws (for stockholder nomination demands) or Section 2.12(c) of these Bylaws (for all other stockholder proposal demands), as applicable.

(c) Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d) Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i) the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e) Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned by a majority of the Board of Directors or the Chairman of the Board from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for detennining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose gennane to the meeting for a period of at least ten days before the meeting: (a) on a reasonably accessible electronic network, provided that the infonnation required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b) Election of Directors. Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c) Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy sha11 be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization sha11 set forth, or be delivered with, information enabling the Corporation to determine the identity of the stockholder granting such authorization. A proxy sha11 be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors sha11, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. Ifno record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a). in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (I) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.l2(a)(iii) or Section 2.12(d). a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:

(i) the name, age, business address and residence address of each nominee proposed in such notice;

(ii) the principal occupation or employment of each such nominee;

(iii) the class and number of shares of capital stock of the Corporation which are owned ofrecord and beneficially by each such nominee (if any);

(iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v) a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person:

(A) consents to being named in the Corporation’s proxy statement, if any, as a nominee and to serving as a director if elected,

(B) intends to serve as a director for the full term for which such person is standing for election, and

(C) makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading and (2) that the director nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi) as to the Proposing Stockholder:

(A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,

(C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

(F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and

(G) the names and addresses of other stockholders (including beneficial and record owners) known by the Proposing Stockholder to support the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or ofrecord by such other stockholders.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting;

(ii) the reasons for conducting such business at the annual meeting;

(iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi) a description of all agreements, arrangements or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner or their affiliates or associates; and

(vii) all of the other information required by Section 2.12(b)(vi) above.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i) by or at the direction of the Board of Directors or any committee thereof; or

(ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12. If any proposed nomination was not made or proposed in compliance with this Section 2.12, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C) and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f) Rule 14a-8. This Section 2.12 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule l 4a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13 Stockholder Consent in Lieu of a Meeting.

(a) At any time prior to an IPO, unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) At any time after completion of an IPO: any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

(c) “IPO” means the Corporation’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended.

Section 2.14 Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these Bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. The Board of Directors shall consist of such number of directors as fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified.

Section 3.05 Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 3.06 Fees and Expenses. Directors may receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Chairman of the Board.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least 48 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.09 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10 and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14 Quorum of Directors. Except as otherwise provided by these Bylaws, the Certificate of Incorporation or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15 Action by Majority Vote. Except as otherwise provided by these Bylaws, the Certificate of Incorporation or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16 Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17 Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in su_ch manner as the Board of Directors shall determine. Except as otherwise provided in these Bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.18 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV

OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Chief Executive Officer, in his discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries and other officers in accordance with these Bylaws. Any two or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these Bylaws and the control of the Board of Directors, have general supervision, direction and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04 President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05 Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President, or that are incident to the office of vice president.

Section 4.06 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08 Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLEV INDEMNIFICATION

Section 5.01 Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.02 Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer or employee of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 5.03 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Section 5.05 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 5.06 Repeal, Amendment or Modification. Any amendment, repeal or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI

STOCK CERTIFICATES AND THEIR TRANSFER

Section 6.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares cif stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed such a certificate ceases to be an officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02 Transfers of Stock. Stock of the Corporation shall be transferable m the manner prescribed by law and in Article IX of these Bylaws.

Section 6.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04 Lost, Stolen or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII GENERAL PROVISIONS

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04 Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.05 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06 Forum for Adjudication of Disputes.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i) any derivative action or proceeding brought on behalf of the Corporation;

(ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders;

(iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate oflncorporation, or these Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv) any action asserting a claim governed by the internal affairs doctrine.

If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a).

ARTICLE VIII AMENDMENTS

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal these Bylaws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these Bylaws will be subject to the provisions of ARTICLE II of these Bylaws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

ARTICLE IX STOCK TRANSFERS

Section 9.01

Certain Definitions. As used in this Article IX, the following terms have the following meanings:

(a) “Exempt Transfer” means any of the following Transfers:

(i) a Transfer of Shares by a natural person to one or more of such person’s spouse, lineal descendants (whether natural or adopted), siblings or any trust solely for the benefit of such person and/or such person’s spouse, lineal descendants and/or siblings, whether inter vivos, by will or pursuant to the laws of descent and distribution (a “Family Transfer”);

(ii) a Transfer of Shares by an entity to (A) its stockholders, members, partners or other owners (or to the estates thereof) in proportion to their relative economic interests in such entity or (B) any other entity wholly owned by such entity (an “Affiliate Transfer”);

(iii) a redemption by the Corporation of any Shares pursuant to the terms of any stock option agreement or restricted stock agreement entered into between the Corporation and any of its directors, officers, employees, consultants or other service providers pursuant to an equity incentive plan approved by the Board of Directors;

(iv) a sale of Shares pursuant to an Approved Sale (as defined in Section 9.05); or

(v) any other Transfer that is consented to in writing by either (A) the Board of Directors or (B) the holders of a majority of the issued and outstanding voting capital stock of the Corporation not held by the transferor (a “Consent Transfer”).

(b) “Sale of the Corporation” means any of the following transactions:

(i) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Corporation and its consolidated subsidiaries in a single transaction or series of related transactions (other than a collateral assignment, pledge, mortgage or similar grant of security interest in such assets to a bona fide lender);

(ii) the merger or consolidation of the Corporation with or into one or more other corporations or entities in which the stockholders of the Corporation immediately prior to such merger or consolidation own less than a majority of the voting securities of the Corporation immediately following such merger or consolidation; or

(iii) the consummation by the Corporation or its stockholders of any other transaction or series of related transactions (other than an issuance by the Corporation of new shares of its capital stock for cash for the primary purpose of raising capital) in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions own less than a majority of the voting securities of the Corporation immediately following such transaction or series of related transactions.

(c) “Share” means any share of the capital stock of the Corporation or any beneficial interest therein.

(d) “Transfer,” when used as a noun, means a sale, gift, transfer, assignment, hypothecation, pledge, encumbrance, abandonment, contribution, distribution, exchange or other disposition (in each case, whether voluntarily or involuntarily and whether by contract, operation of law, testamentary transfer, gift or otherwise) of one or more Shares, or any interest therein; when used as a verb, means the act of effecting any of the foregoing transactions; and when used as any other part of speech shall have correlative meaning.

Section 9.02 Conditions to Transfer Shares.

(a) Permitted Transfers. No Transfer may be effected unless each of the following four conditions is satisfied with respect to such Transfer:

(i) the Transfer is one of the following types:

(A) an Exempt Transfer;

(B) a Transfer (other than an Exempt Transfer that is otherwise permitted by this Section 9.02(a)) in which a stockholder (including a stockholder exercising co-sale rights pursuant to Section 9.03) of the Corporation voluntarily sells Shares for consideration that consists solely of cash payable at closing (a “Cash Sale”), as and to the extent permitted by Section 9.03(e):

(C) a Transfer (other than an Exempt Transfer that is otherwise permitted by this Section 9.02(a)) that occurs by operation of law or that is otherwise involuntary, whether upon the death, divorce or bankruptcy of a stockholder or otherwise (an “Involuntary Transfer”), but subject to the purchase rights set forth in Section 9.04; or

(D) a Transfer to the Corporation and/or one or more of its stockholders in consummation of a purchase option in respect of a Cash Sale pursuant to Section 9.03(d) or a purchase right in respect of an Involuntary Transfer pursuant to Section 9.04(d):

(ii) the procedural conditions set forth in Section 9.02(b) have been satisfied with respect to such Transfer;

(iii) the Transfer does not violate any agreement to which the Corporation is a party (whether or not the transferor is a party to such agreement), including any agreement relating to any indebtedness or debt financing of the Corporation, or any agreement to which the transferor is a party or by which the transferor or the Shares subject to the Transfer are bound (whether or not the Corporation is a party to such agreement), in each case after giving effect to any applicable consents or waivers that have been obtained in writing; and

(iv) neither the transferee nor any affiliate of the transferee competes materially with the Corporation or any of its subsidiaries.

(b) Procedural Conditions. A Transfer otherwise permitted by Section 9.02(a) shall be valid only if:

(i) with respect to a Family Transfer or an Affiliate Transfer, the transferor delivers to the Corporation a written notice of Transfer (an “Exempt Transfer Notice”) that specifies, at a minimum, the name and address of the transferee, the relationship of the transferee to the transferor (sufficient to establish the Transfer as a Family Transfer or an Affiliate Transfer), the number and series or class of Shares subject to the Transfer, the effective date of the Transfer (which must be at least 15 business days after the Exempt Transfer Notice is delivered to the Corporation) and a summary of the other material terms and conditions of the Transfer;

(ii) with respect to a Consent Transfer, the transferor delivers to the Corporation a written request for consent to Transfer (a “Transfer Consent Request”) that specifies, at a minimum, the name and address of the transferee, the number and series or class of Shares subject to the Transfer and a summary of the other material terms and conditions of the Transfer (and, if the Transfer is not approved as a Consent Transfer by requisite action of the Board of Directors, the Corporation will forward a copy of the Transfer Consent Request to each holder of Shares other than the transferor);

(iii) the transferor and the transferee execute and deliver to the Corporation such documents and instruments of conveyance as may be reasonably requested by the Corporation to effect and evidence the Transfer and to confirm the agreement of the transferee to be bound by these Bylaws;

(iv) the transferor and the transferee provide to the Corporation the transferee’s taxpayer identification number and any other information reasonably requested by the Corporation to permit the Corporation to file all legally required forms, information statements and returns;

(v) if requested by the Corporation, the transferor furnishes to the Corporation an opinion of counsel (which counsel and opinion shall be reasonably satisfactory to the Corporation) that the Transfer (A) will not cause the Corporation to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and (B) has either been registered under the Securities Act and any applicable state securities laws or is exempt from all applicable registration requirements and will not violate any applicable laws regulating the offering, sale or transfer of securities; and

(vi) the Corporation is reimbursed by the transferor and/or the transferee for all costs and expenses that the Corporation reasonably incurs in connection with the Transfer.

(c) Effective Time; Distributions and Allocations. A Transfer permitted by this Section 9.02 shall be effective and recognized by the Corporation for all purposes (including for determining the recipient of any dividends or distribution in respect of the Transferred Shares) upon receipt by the Corporation of evidence of the satisfaction of all applicable conditions to such Transfer or on such later date as may be specified in the applicable instrument of conveyance delivered to the Corporation pursuant to Section 9.02(b)(iii).

(d) Non-Compliant Transfers Void. Any Transfer (or attempted or purported Transfer) that is not permitted by this Section 9.02 shall be void and ineffectual and shall not bind or be recognized by the Corporation or any other party.

Section 9.03 Cash Sale Purchase Options and Co-Sale Rights.

(a) Cash Sale Notice. A stockholder of the Corporation wishing to effect a Cash Sale (the “Seller”) must deliver to the Corporation a written notice (a “Cash Sale Notice”) that specifies, at a minimum, the name and address of the proposed purchaser (the “Third Party Transferee”), the number and class or series of Shares subject to the Cash Sale (the “Offered Shares”), the purchase price per Offered Share (which, if the Offered Shares consist of more than one class or series, shall be separately identified for each such class or series) and a summary of the other material terms and conditions of the Cash Sale. The Cash Sale Notice must be accompanied by a copy of any letter of intent or other document relating to the proposed sale. Upon receipt, the Corporation shall promptly forward a copy of the Cash Sale Notice to each stockholder of the Corporation other than the Seller, together with a summary of such stockholder’s rights pursuant to this Section 9.03.

(b) Cash Sale Purchase Options. The Corporation and its stockholders (other than the Seller) shall have the right and option, but not the obligation, to purchase all or any portion of the Offered Shares on the same terms and conditions as specified in the Cash Sale Notice (to the extent practicable), subject to the priorities and allocation procedures set forth in this Section 9.03(b).

(i) The Corporation shall have the first option to purchase all or any portion of the Offered Shares, exercisable for a period of 30 days following the Corporation’s receipt of the Cash Sale Notice. At the end of such exercise period, the Corporation will promptly provide to each stockholder a written notice specifying the Offered Shares that the Corporation elects to purchase (if any) and the remaining Offered Shares that the Corporation does not elect to purchase (if any) (the “Corporation Election Notice”).

(ii) If the Corporation does not elect to purchase all of the Offered Shares, the Corporation’s stockholders (other than the Seller) shall have the second option to purchase all or any portion of the Offered Shares that the Corporation has not elected to purchase, exercisable for a period of 30 days following the Corporation’s delivery of the Corporation Election Notice. To exercise such option, a stockholder must give the Corporation written notice during such period setting forth the maximum Offered Shares that the stockholder irrevocably commits to purchase. If this option is exercised with respect to more than the available Offered Shares, the available Offered Shares will be allocated among the exercising stockholders on a pro rata basis (based on the relative number of Shares owned by each) with corresponding pro rata overallotment rights to purchase any of such Offered Shares not elected to be purchased by the other stockholders. At the end of such exercise period, the Corporation will promptly provide to each stockholder a written notice specifying the Offered Shares that the Corporation and each stockholder has elected to purchase (if any) and the remaining Offered Shares that the Corporation and the stockholders have not elected to purchase (if any) (the “Stockholders Election Notice”).

(c) Cash Sale Co-Sale Rights. Any stockholder of the Corporation (other than the Seller) who does not elect to purchase Offered Shares pursuant to Section 9.03(b) shall have the right to participate as a seller (a “Co-Seller”) in each sale transaction involving the Offered Shares pursuant to Section 9.03(d) and Section 9.03(e) (whether one or more, the “Cash Sales”). To exercise such right, a Co-Seller must deliver written notice to the Corporation (a “Co-Sale Notice”) during the 15 day period (the “Co-Sale Election Period”) immediately following the Corporation’s delivery of the later of (i) a Corporation Election Notice or a Stockholders Election Notice. A Co-Sale Notice must set forth the number and class or series of Shares that the Co-Seller desires to sell in the Cash Sales. At the end of the Co-Sale Election Period, the Corporation will promptly provide to the Seller, each stockholder that has exercised purchase rights pursuant to Section 9.03(b). if any, and each Co-Seller, if any, a written notice (the “Final Election Notice”) stating whether there are any Co-Sellers and, if so, the name of each Co-Seller, the aggregate number of Shares of each class or series owned by each Co-Seller (for purposes of calculating pro rata amounts pursuant to Section 9.03(f)) and the number and class or series of Shares that each Co-Seller desires to sell pursuant to Section 9.03(d) and Section 9.03(e). The Final Election Notice will also state the date of the closing of any Cash Sale to occur pursuant to Section 9.03(d) and a preliminary allocation of the number and class or series of Shares to be purchased and sold by each party in each Cash Sale (assuming that the Third Party Transferee is not willing to purchase additional Shares from the Co-Sellers as contemplated in Section 9.03(e)).

(d) Closing of Purchase Option Elections. If the Corporation and/or any of its stockholders have elected to purchase any Offered Shares pursuant to Section 9.03(b). such purchase shall be closed at the Corporation’s executive offices on the tenth business day following the last day of the Co-Sale Election Period. If one or more Co-Sellers have elected to participate in the Cash Sales, the number and class or series of Shares to be sold by the Seller and each of the Co-Sellers pursuant to this Section 9.03(d) shall be determined in accordance with Section 9.03(f). At such closing, the purchaser(s) will pay the seller(s) the purchase price for the Shares, based on the applicable per Share price set forth in the Cash Sale Notice, and the seller(s) will endorse and deliver to the purchaser(s) certificate(s) evidencing such Shares. The purchaser(s) will be entitled to receive customary representations and warranties from the seller(s) in connection with the purchase of Shares pursuant to this Section 9.03(d) (but no Co-Seller will be required to make any representations or warranties other than with respect to its Shares or to enter into indemnification or contribution obligations that are joint and several with any other party).

(e) Transfer of Remaining Offered Shares. Subject to the conditions specified in Section 9.02 and the co-sale rights of the Co-Sellers provided in this Section 9.03(e). the Seller may Transfer any Offered Shares that are not purchased by the Corporation and/or the stockholders pursuant to Section 9.03(d) (the “Remaining Offered Shares”) to the Third Party Transferee, at the price and on the terms specified in the Cash Sale Notice, during the 90 day period immediately following the closing of the sale of Offered Shares pursuant to Section 9.03(d) or, if the Corporation and the stockholders did not elect to purchase any Offered Shares, during the 90 day period immediately following the delivery of the Final Election Notice (the “Permitted Sale Period”). If one or more Co-Sellers have elected to participate in the Cash Sales, the Seller will use commercially reasonable efforts to arrange for the Third Party Transferee to purchase the Shares of the Co-Sellers specified in their respective Co-Sale Notices (other than Shares sold by a Co-Seller pursuant to Section 9.03(d)) in addition to the Remaining Offered Shares of the Seller. If the Third Party Transferee is unwilling to purchase all of such Shares, then the number and class or series of Shares to be sold by the Seller and each of the Co-Sellers pursuant to this Section 9.03(e) shall be determined in accordance with Section 9.03(f). Except as otherwise provided in Section 9.03(f). the Seller and the Co-Sellers shall consummate the sale of their respective Shares to the Third Party Transferee in accordance with the terms and conditions specified in the Cash Sale Notice (but no Co-Seller will be required to make any representations or warranties other than with respect to its Shares or to enter into indemnification or contribution obligations that are joint and several with any other party). Any Remaining Offered Shares that are not Transferred in accordance with this Section 9.03(e) during the Permitted Sale Period must be retained by the Seller and may not be Transferred thereafter without compliance de novo with the provisions of Section 9.02 and, if applicable, this Section 9.03.

(f) Determination and Allocation of Co-Sale Shares.

(i) Subject to the other provisions of this Section 9.03(f). the aggregate number of Shares to be sold in a Cash Sale (the “Available Shares”), when less than the aggregate number of Shares desired to be sold by the Seller and the Co-Sellers, shall be allocated among the Seller and the Co-Sellers as follows: (A) each Co-Seller shall be allocated their pro rata share of the Available Shares (with pro rata share based on the relative number of Shares held by1the Seller and each of the Co-Sellers); provided, however, that if any Co-Seller elects to sell less than their pro rata share of the Available Shares to be allocated (a “Limited Co-Seller”), (1) each Limited Co-Seller shall be allocated only the number of Shares that they have elected and (2) each Co-Seller that is not a Limited Co-Seller shall be allocated their pro rata share of the Available Shares that have not been allocated to the Limited Co-Sellers (with pro rata share based on the relative number of Shares held by the Seller and each of the Co-Sellers that are not Limited Co-Sellers), with this proviso applied ad infinitum as applicable, and (B) the remaining Available Shares shall be allocated to the Seller. For purposes of allocating Available Shares under Section 9.03( e). each Co Seller’s election shall be reduced by the number of Shares sold by such Co-Seller pursuant to Section 9.03{d).

(ii) If the Third Party Transferee refuses to consummate a Cash Sale pursuant to Section 9.03(e) with the participation of the Co-Sellers, the Seller shall alone consummate the transaction with the Third Party Transferee but shall simultaneously purchase from each Co-Seller the number of Shares that such Co-Seller was entitled to sell in the transaction for a purchase price equal to the net sale proceeds received by the Seller multiplied by a fraction, the numerator of which is the number of Shares purchased by the Seller from the Co-Seller and the denominator of which is the number of Shares sold by the SelJer to the Third Party Transferee.

Section 9.04 Involuntary Transfer Purchase Rights.

(a) Involuntary Transfer Notice. In the event of an Involuntary Transfer, the transferor (or the transferor’s personal representative) and the transferee must deliver to the Corporation at the earliest practicable time a written notice (an “Involuntary Transfer Notice”) that specifies, at a minimum, the name of the transferor, the name and address of the transferee, the number and class or series of Shares subject to the Involuntary Transfer (the “Subject Shares”), the date of the Involuntary Transfer and a summary of the circumstances and material terms of the Involuntary Transfer.

(b) Involuntary Transfer Purchase Right. Upon receipt of the Involuntary Transfer Notice (or otherwise becoming aware of the occurrence of an Involuntary Transfer), the Corporation shall have the right (but not the obligation) to purchase all (or any lesser portion as the Corporation may elect) of the Subject Shares at the Involuntary Transfer Purchase Price (the “Involuntary Transfer Purchase Right”). The Corporation will be entitled to exercise the Involuntary Transfer Purchase Right at any time during the period (the “Involuntary Transfer Purchase Period”) beginning on the date that the Involuntary Transfer Notice is given to the Corporation (or on such earlier date on which the Corporation first becomes aware of the Involuntary Transfer) and ending on the 90th day after the date that the Involuntary Transfer Notice is given to the Corporation.

(c) Involuntary Transfer Purchase Price. The purchase price payable for each Subject Share (the “Involuntary Transfer Purchase Price”) shall equal the Third Party Valuation Amount of such Subject Share as of the date of the Involuntary Transfer. “Third Party Valuation Amount” means, with respect to a Share of any class or series, the amount that would be distributable in respect of such Share if (i) the assets of the Corporation as a going concern were sold in an orderly transaction designed to maximize proceeds therefrom, (ii) the Corporation immediately paid all Corporation liabilities and amounts (such as legal fees and customary closing costs) that would normally be incurred by the Corporation if the assets of the Corporation were sold in such a transaction and (iii) the net proceeds from such a transaction were then distributed in a liquidation of the Corporation in accordance with the Certificate of Incorporation. The Third Party Valuation Amount shall be determined by a nationally recognized appraisal company, consulting firm, investment bank, accounting firm or financial institution with no prior professional relationship with the Corporation that is selected in good faith by the Board of Directors. All costs and expenses incurred in connection with determining the Third Party Valuation Amount shall be initially borne by the Corporation; provided, however, that if at least 50% of the Subject Shares specified in the Involuntary Transfer Notice are purchased pursuant to Section 9.04(d), the Corporation shall be reimbursed for 50% of such costs and expenses from the purchase price otherwise payable at the closing pursuant to Section 9.04(d).

(d) Exercise of Involuntary Transfer Purchase Right. To exercise the Involuntary Transfer Purchase Right, the Corporation must give written notice of exercise (the “Involuntary Transfer Purchase Notice”) during the Involuntary Transfer Purchase Period to the holder of the Subject Shares. The Involuntary Transfer Purchase Notice must specify the Subject Shares that the Corporation is electing to acquire and the Involuntary Transfer Purchase Price determined in accordance with Section 9.04(c). Failure of the Corporation to deliver an Involuntary Transfer Purchase Notice during the Involuntary Transfer Purchase Period will be deemed a waiver of the Corporation’s Involuntary Transfer Purchase Right with respect to the applicable Involuntary Transfer. The purchase of the Subject Shares specified in the Involuntary Transfer Purchase Notice shall be closed at the Corporation’s executive offices on the 10th business day after the Corporation delivers the Involuntary Transfer Purchase Notice. At the closing, the Corporation will pay the Involuntary Transfer Purchase Price to the holder of the purchased Subject Shares, and such holder will endorse and deliver the certificate(s) evidencing such Subject Shares to the Corporation. The Corporation will be entitled to receive customary representations and warranties from the holder of the Subject Shares in connection with the purchase of the Subject Shares pursuant to this Section 9.04(d).

Section 9.05 Approved Sale.

(a) Generally. If a Sale of the Corporation that satisfies the conditions specified in Section 9.0S(b) and Section 9.0S(c) is approved by the Board of Directors (an “Approved Sale”), each stockholder shall cooperate fully with the Corporation, the purchasers and the other stockholders to consummate the Approved Sale at the earliest practicable time on the terms approved by the Board of Directors. Without limiting the generality of the foregoing, each stockholder shall (i) vote for the Approved Sale at any meeting of the stockholders of the Corporation or execute a written consent in lieu of such meeting to consent to and approve the Approved Sale, (ii) waive any dissenters’ rights, appraisal rights or other similar rights that may be applicable to the Approved Sale and otherwise assert no objections to the Approved Sale or the process by which the Approved Sale was arranged and

(iii) execute and deliver all documents and instruments (including any purchase, redemption, merger, recapitalization or other similar agreement approved by the Board of Directors and any stock certificate, stock power, assignment or other conveyance document) and take all other actions that are necessary or reasonably requested by the Corporation to cause the consummation of the Approved Sale at the earliest practicable time on the terms approved by the Board of Directors.

(b) Allocation of Consideration. The consideration payable in connection with the Approved Sale and available for distribution to the stockholders of the Corporation (subject to any holdback, escrow or similar arrangements) shall be allocated in accordance with the liquidation provisions set forth in the Certificate of Incorporation. All holders of a particular class or series of capital stock of the Corporation shall receive the same form of consideration per share or, if holders of a particular class or series of capital stock are given an option as to the form of consideration to be received, all holders of such class or series shall be given the same option.

(c) Allocation of Liability. In connection with the Approved Sale, each stockholder may be required to (and shall, to the extent so required) make customary representations and warranties, agree to customary covenants (including in respect of confidentiality, non-solicitation and non-competition) and be liable severally (in proportion to the stockholder’s pro rata share of the proceeds from the Approved Sale), and not jointly, for any indemnification obligations of the Corporation and/or the stockholders (whether pursuant to the definitive acquisition agreement, a contribution agreement or as otherwise specified by the Board of Directors); provided, however, that (i) no stockholder shall be required to bear any liability for indemnification obligations that relate to another stockholder individually (such as indemnification for any breach of representations and warranties regarding such other stockholder’s ownership of Shares or any breach by such other stockholder of its individual covenants) and (ii) the amount of each stockholder’s indemnification obligation may not exceed the aggregate consideration received by such stockholder in respect of the Approved Sale.

(d) Purchaser Representative. If the Corporation enters into any negotiation or transaction for which Rule 506 promulgated by the Securities and Exchange Commission (the “SEC”) (or any similar rule then in effect) may be available, each stockholder that is not an “accredited investor” (within the meaning of Rule 50l(a) promulgated by the SEC) will, at the request of the Corporation, appoint a purchaser representative (as such term is defined in Rule 501 promulgated by the SEC). If the purchaser representative is approved by the Board of Directors, the Corporation will pay the fees of such purchaser representative.

(e) Expenses. Each stockholder will bear his, her or its pro rata share (based on the relative amount of proceeds received by each stockholder from the Approved Sale) of the reasonable costs and expenses reasonably incurred by the Corporation and the stockholders in connection with negotiating, documenting and consummating the Approved Sale (but only if the Approved Sale is actually consummated).

(t) Non-Compliance. If any stockholder (a “Non-Complying Stockholder”) fails to deliver any certificate(s) representing Shares to be transferred pursuant to an Approved Sale, either the Corporation or the acquirer in the Approved Sale may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100,000,000 and that has agreed to act as escrow agent in the manner contemplated by this Section 9.05. Upon such deposit, the Corporation will cancel the certificate(s) representing such Shares and all of the Non-Complying Stockholder’s rights in and to such Shares will terminate. If the Approved Sale provided for the transfer of such Shares to any person or entity other than the Corporation, the Corporation will also issue, in lieu of such cancelled certificate(s), a new certificate representing such Shares in the name of such other person or entity. Thereafter, upon delivery to the Corporation by such Non-Complying Stockholder of the certificate(s) representing such Shares (duly endorsed for transfer (or with stock powers or other appropriate instruments of transfer duly endorsed), with signature guaranteed, free and clear of any liens or encumbrances, and with all applicable stock transfer tax stamps affixed), the Corporation will instruct the escrow agent to deliver the purchase price (without interest) to such Non-Complying Stockholder.

Sections 9.01 through 9.06 of this Article IX shall terminate upon an IPO.

Section 9.07 “Market Stand-off’’ Agreement. Each stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Corporation for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act of 1933, as amended, on a registration statement on Form S-1, and ending on the date specified by the Corporation and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Corporation or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 9.07 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder. provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the stockholders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 9.07 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 9.07 or that are necessary to give further effect thereto.